EXHIBIT 10.2

Assignment and Assumption of Lease by Lessee
with Consent of Lessor

This Assignment and Assumption of Lease by Lessee with Consent of Lessor (“Assignment”), is entered into effective this lst day of May, 2006, by Insbanc, Inc. (“Assignor”), to Republic Bank & Trust Company (“Assignee”) and with the consent of Jaytee Properties (“Lessor”).

For the value received, Assignor assigns and transfers to Assignee that lease, dated February 3, 2003, executed by Assignor as lessee and by Jaytee Properties, as lessor, of the following described premises:

Being approximately 1189 square feet of rentable office space located on the first floor in the Republic Bank Building

at 9600 Brownsboro Road in Jefferson County, Kentucky,

together with all right, title, and interest in and to the lease and premises, subject to all the conditions and terms contained in the lease, to have and to hold, effective May 1, 2006, until the present term of said lease expires on February 2, 2008.

A copy of the lease is attached hereto and made a part hereof by reference,

Assignor covenants that it is the lawful and sole owner of the lease interest assigned hereunder; that this interest is free from all encumbrances; and that Assignor has performed and/or Lessor has waived all duties and obligations and made all payments required under the terms and conditions of the lease through April 30, 2006.

Assignor hereby assigns all of its right, title and interest in and to the lease to Assignee. Assignee hereby accepts such assignment and assumes and agrees to perform all of Assignor’s obligations, duties and liabilities under the lease arising from and after the date hereof.

Assignee shall indemnify Assignor and hold Assignor harmless and against all loss, claim or expense, including reasonable attorneys’ fees and costs, asserted against or incurred by Assignor by reason of or arising out of the failure of Assignee to perform or assume any duty or obligation required by the Lease to be performed or assumed by Assignee arising from and after the effective date of this Assignment.

Assignee agrees to pay all rent due Lessor as of the effective date of this assignment, and to assume and perform all duties and obligations required by the terms of the lease.

This Assignment shall bind and benefit the parties hereto and their respective successors and assigns.

In Witness Whereof, the parties have signed this Assignment and Consent as of the date set forth above, but actually on the dates set forth below.

Dated: 5/26/06                       Assignor: /s/ Eric Anderson

                            Insbanc, Inc.

Dated: 5/22/06                       Assignee: /s/ Michael A. Ringswald, S.V.P

                            Republic Bank & Trust Company

CONSENT OF LESSOR

Jaytee Properties, the Lessor named in the above assignment of that lease executed on February 3, 2003, consents to that assignment. Lessor also consents to the agreement by Assignee to assume as of May 1, 2006, the payment of rent and performance of all duties and obligations as set forth in the lease that arise on May 1, 2006 continuing forward, and to release Assignor from all obligations, including Assignor’s prior obligation for the payment of rent prior to May 1, 2006, and accepts Assignee as lessee in the place of Assignor from May 1, 2006 through the term of the lease.

Dated: 5/25/06	By:	/s/ Steven E. Trager

For Jaytee Properties